UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2008

DREW INDUSTRIES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-13646	13-3250533
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Mamaroneck Avenue, White Plains, New York		10601
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(914) 428-9098

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) On November 13, 2008, in accordance with Registrant’s executive succession plan, Edward W. Rose, III, Chairman of the Board of Directors since 1984, was appointed Lead Director; Leigh J. Abrams, Chief Executive Officer and a Director since 1984, was appointed Chairman of the Board of Directors; and Fredric M. Zinn, Executive Vice President and Chief Financial Officer from 1986 to May 2008, and President and a Director since May 2008, was, in addition, appointed Chief Executive Officer of Registrant. Each of these appointments becomes effective January 1, 2009.

Additional information about Messrs. Rose, Abrams and Zinn, including all positions and offices with Registrant previously held by such persons, is included in Registrant’s Proxy Statement, dated April 21, 2008 with respect to the Annual Meeting of Stockholders held on May 28, 2008.

(e) In connection with the foregoing events implementing Registrant’s executive succession plan, Registrant has entered into the following compensatory arrangements:

(i) Leigh J. Abrams. In consideration for his past services, continued services, restrictive covenants and a release, Registrant will pay to Mr. Abrams the following:

(A) Until December 31, 2008, the base salary, performance-based incentive compensation, benefits and perquisites paid and provided to Mr. Abrams pursuant to his current arrangement.

(B) For 2009, (a) base salary of $400,000, plus (b) with respect to Registrant’s 2009 results of operations, incentive compensation equal to 85% of the amount (the “Formula Payment”) that would have been paid to Mr. Abrams by applying the incentive compensation formula in effect for 2008, subject to adjustment consistent with prior years for acquisitions consummated by Registrant since January 1, 2008;

(C) For 2010, (a) base salary of $400,000, plus (b) with respect to Registrant’s 2010 results of operations, incentive compensation equal to 75% of the Formula Payment, subject to adjustment consistent with prior years for acquisitions consummated by Registrant since January 1, 2008; and

(D) Commencing January 1, 2011, and continuing throughout the period during which Mr. Abrams serves as Chairman of the Board of Directors, compensation as the Board of Directors determines, and long-term non-qualified stock options as the Compensation Committee determines.

(E) For each of calendar years 2009 through 2013, Registrant will provide to Mr. Abrams medical and health insurance and dental coverage; the remaining three annual payments for long-term care insurance; if eligible, long term disability insurance; an automobile and related expenses; the current annual taxable payment in the amount of $30,000 required to be invested in an annuity or cash value life insurance to provide retirement income; if eligible, matching contribution to Registrant’s 401(K) plan; computer, e-mail account and cellular telephone; to the extent available, office space and secretarial services. Registrant estimates the aggregate amount of these benefits for the period 2009-2013 will average approximately $100,000 annually.

(ii) Fredric M. Zinn. In consideration for his services as President and Chief Executive Officer, Mr. Zinn will receive the following compensation for the period 2009 through 2011 (the “Measurement Period”):

(A) Annual base salary consisting of $500,000 in cash and $200,000 in deferred stock units (“DSUs”) or similar tax-deferred equity, issuable each June 30. The DSUs are subject to forfeiture as set forth in paragraph C; plus

(B) Performance-based incentive compensation consisting of the following:

(a) $4,000 for each $0.01 that Registrant’s earnings per share (“EPS”) for each year during the Measurement Period exceed Registrant’s adjusted EPS (as defined) for the prior year; plus

(b) $4,000 for each $0.01 that Registrant’s EPS for each year during the Measurement Period exceeds EPS of $1.45, adjusted for earnings of acquisitions consummated during the Measurement Period; and

(c) $10,000, plus or minus, for each 1% that Registrant’s EPS for each year during the Measurement Period is above or below 2.5 times the percentage growth (as defined) of industry wholesale shipments of certain RV units and manufactured housing units; provided, however, that the amount added or subtracted will not exceed 1% of Registrant’s net income for the subject year; plus

(C) Upon expiration of the Measurement Period, long-term equity compensation consisting of DSUs (or similar tax-deferred equity) based on Registrant’s average return on invested capital (“ROIC”) for the Measurement Period as compared to the average ROIC for Registrant’s peer group, consisting of 1,000 DSUs, plus or minus, for each 0.1% that Registrant’s average ROIC for the Measurement Period is above or below the average ROIC of the peer group; provided, however, that the total number of DSUs issued will not exceed 100,000 units; provided further, however, that if the foregoing calculation of DSUs for the Measurement Period results in a negative number, DSUs issued during the Measurement Period in partial payment of annual base salary will be forfeited equivalent in amount to such negative number; plus

(D) During the Measurement Period, Mr. Zinn will be entitled to receive the benefits and perquisites which he has previously received as an Executive Officer of Registrant, including 401(K) matching contribution, the current annual taxable payment in the amount of $24,000 required to be invested in an annuity or cash value life insurance to provide retirement income, life insurance, disability and long-term care insurance, and an automobile, the aggregate cost of which for the Measurement Period is estimated to be approximately $80,000 annually; plus

(E) Long-term non-qualified stock options as the Compensation Committee determines.

Item 9.01 Financial Statements and Exhibits.

Exhibits.

10 (iii) (A). Final written arrangements with Messrs. Abrams and Zinn incorporating the matters described in Item 5.02 will be filed by amendment.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DREW INDUSTRIES INCORPORATED

(Registrant)

By:	/s/ Joseph S. Giordano III
Joseph S. Giordano III
Chief Financial Officer & Treasurer

Dated: November 19, 2008